                                                                    EXHIBIT 12.1

                        TOTAL RENAL CARE HOLDINGS, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges is computed by dividing fixed charges into earnings. Earnings is defined as pretax income from continuing operations adjusted by adding fixed charges and excluding interest capitalized during the period. Fixed charges means the total of interest expense, amortization of financing costs and the estimated interest component of rental expense on operating leases. In 1995, we changed our fiscal year end to December 31 from May 31.

                                            Seven months
                           Years ended          ended
                             May 31,        December 31,             Years ended December 31,          Nine months ended
                         ----------------  ----------------  -----------------------------------------   September 30,
                          1994     1995     1994     1995     1995       1996       1997       1998          1999
                         -------  -------  -------  -------  -------  ---------- ---------- ---------- -----------------
                                                                      (restated) (restated) (restated)    (restated)
                                                   (in thousands, except for ratio data)
Income before income
 taxes, minority
 interest, extraordinary
 items and cumulative
 effect of a change in
 accounting principle .. $18,753  $24,323  $14,174  $26,436  $39,685   $58,141     $85,680    $55,804       $16,996
Minority interest.......  (1,046)  (1,593)    (878)  (1,784)  (2,544)   (3,578)     (4,502)    (7,163)       (6,425)
                         -------  -------  -------  -------  -------   -------    --------   --------       -------
                          17,707   22,730   13,296   24,652   37,141    54,563      81,178     48,641        10,571
                         -------  -------  -------  -------  -------   -------    --------   --------       -------
Fixed Charges:
Interest expense and
 amortization of debt
 issuance costs and
 discounts on all
 indebtedness...........   1,575    9,087    4,676    8,007   13,375    14,075      30,289     82,627        75,999
Interest portion of
 rental expense.........   1,926    2,475    1,438    1,950    3,347     5,301       8,196     12,992        12,379
                         -------  -------  -------  -------  -------   -------    --------   --------       -------
Total fixed charges.....   3,501   11,562    6,114    9,957   16,722    19,376      38,485     95,619        88,378
                         -------  -------  -------  -------  -------   -------    --------   --------       -------
Earnings before income
 taxes, extraordinary
 items, cumulative
 effect of a change in
 accounting principle
 and fixed charges...... $21,208  $34,292  $19,410  $34,609  $53,863   $73,939    $119,663   $144,260       $98,949
                         =======  =======  =======  =======  =======   =======    ========   ========       =======
Ratio of earnings to
 fixed charges..........    6.06     2.97     3.17     3.48     3.22      3.82        3.11       1.51          1.12
                         =======  =======  =======  =======  =======   =======    ========   ========       =======